United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 14, 2022

Date of Report (Date of earliest event reported)

Astrea Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39996	85-2609730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Ocean Lane Drive, Apt. 3021 Key Biscayne, Florida	33149
(Address of Principal Executive Offices)	(Zip Code)

(347) 607-8025

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of common stock and one-half of one redeemable warrant	ASAXU	The Nasdaq Stock Market LLC
Common Stock, par value $0.0001 per share	ASAX	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per whole share	ASAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Effective October 14, 2022, Astrea Acquisition Corp. (the “SPAC”), Astrea Acquisition Sponsor LLC (the “Sponsor”) and Sports Masters Management LLC (“SMM”) entered into a Strategic Partnership Agreement (the “Agreement”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, the Sponsor agreed to transfer to SMM 4,227,500 shares of the common stock, par value $0.0001 per share of the SPAC (the “Founders Shares) owned by the Sponsor. In exchange, SMM agreed to make certain loans to the SPAC for working capital purposes and to assume responsibility for the day-to-day operations of the SPAC. Sponsor and SMM agree that they will cooperate with respect to the operations of the SPAC after Closing including the identification of a business combination target, negotiating and documenting the terms of a business combination and all Securities and Exchange Commission and other regulatory filings. The Sponsor also agreed that the Services Agreement between the Sponsor and the SPAC would be terminated effective upon the transfer. The parties have further agreed that SPAC working capital needs during the period from Closing to the consummation of the business combination shall be financed by SMM and will be evidenced by promissory notes to be entered into between the SPAC and SMM which will be payable upon consummation of the business combination.

Effective October 14, 2022, the board of directors of the SPAC was increased by one member and Catullus Helmer became a member of the board. Additionally, effective October 14, 2022, Felipe Gonzalez and Jose Luis Cordova resigned officers of the SPAC and Catullus Helmer and Nicolas Jacobson were appointed to replace them.

A copy of the Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 19, 2022, each of Mohsen Moazami, Hector F. Sepulveda Reyes Retana and Juan Santodomingo Diaz resigned from the SPAC’s Board of Directors. Such individuals resignations were not the result of any disagreement with the SPAC on any matter relating to the SPAC’s operations, policies, or practices. The SPAC intends on replacing these individuals with independent directors who have not yet been selected.

Effective October 14, 2022 and pursuant to the terms of the Agreement, Felipe Gonzalez and Jose Luis Cordova resigned as Chief Executive Officer and Chief Financial Officer, respectively, of the SPAC and Catullus Helmer and Nicolas Jacobson were appointed as their replacements. Mr. Helmer, age 44, is an accomplished finance professional with senior experience at the intersection of finance and policy. He is the Co-Founder of Enovid, a strategic advisory firm. Previously, he served as Senior Advisor to the Prime Minister of Kazakhstan. In this capacity he served as in-house strategic counsel to the Prime Minister. Mr. Helmer served as Executive Director of the Kazakhstan Hong Kong Development Fund, a private equity fund established by the Sovereign Wealth Fund of the Republic of Kazakhstan and leading Hong Kong investors. Mr. Helmer started his career as an investment banker focused on Mergers and Acquisitions, based in London and Hong Kong. Mr. Jacobson, age 33, Nicolas is a finance football specialist with a background in due diligence for mergers and acquisitions of private and listed businesses, as well as capital market transactions. He has advised on over 20 football projects with domestic and overseas buyers across a number of leagues, including recent projects with, Leeds United, Burnley, Reading and Blackpool, as well as projects for other sub-sectors including governing bodies, golf, basketball and sports retail/branding. He is a member of the Sports Invest UK team and has acted as the primary financial and commercial consultant for a Belgium Professional Football Club. Mr. Jacobson started his career at BDO based in London qualifying as a chartered accountant and sat on BDO’s national strategy and advisory board for sports.

Effective October 14, 2022, Catullus Helmer was also appointed to the Board of Directors of the SPAC. Mr. Helmer was appointed to Class 2 of the Board. It has not yet been determined what, if any, committees Mr. Helmer will serve on.

Item 8.01 Other Events

On October 20, 2022, the SPAC received notification from Nasdaq that since its late Form 10-Q had been filed with the Securities and Exchange Commission, it was back in compliance with the Nasdaq Listing Rules.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Strategic Partnership Agreement
104	Cover page interactive data file (inbeddded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2022

ASTREA ACQUISITION CORP.

By:	/s/ Catullus Helmer
Name:	Catullus Helmer
Title:	Chief Executive Officer

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